Exhibit 99.1

Contact:

Eugenia Shen

BioMarin Pharmaceutical Inc.

(415) 506-6570

For Immediate Release:

BioMarin Appoints William Young and Kenneth Bate to its Board of Directors

Novato, Calif., September 23, 2010 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) announced today the appointment of William D. Young and Kenneth M. Bate to its Board of Directors.

“We are extremely pleased to welcome William Young and Kenneth Bate to our Board of Directors. With experience, vision and proven strength in leadership and execution, they are both exceptionally qualified to take on this important role in the company,” said Pierre Lapalme, Chairman of the Board of Directors of BioMarin. “With four products on the market and six product candidates in the clinic by early next year, BioMarin is the busiest it has ever been, and I am confident that Mr. Young and Mr. Bate will serve as valuable leaders and contributors to the growth of the company during this exciting time.”

Mr. William D. Young is a Venture Partner at Clarus Ventures of San Francisco and Boston. He was appointed Chairman of the Board of Biogen Idec in January 2010 and began serving as a Director of IDEC Pharmaceuticals in 1997. From 1999 to October 2009, Mr. Young was Chairman and Chief Executive Officer for Monogram Biosciences, Inc., a pioneer in the field of personalized medicine. From 1997 to 1999, Mr. Young served as Chief Operating Officer of Genentech, Inc. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. He was promoted to various positions and, in 1997, became Chief Operating Officer, taking on responsibility for all development, operations and sales and marketing activities. Prior to joining Genentech, Mr. Young was with Eli Lilly & Co. for 14 years. Mr. Young holds a B.S. in Chemical Engineering from Purdue University and a M.B.A. from Indiana University and an Honorary Doctorate in Engineering from Purdue University. He is also a Director of Theravance, Inc. Mr. Young was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.

Mr. Kenneth Bate is President and Chief Executive Officer of Archemix, a privately-held biotechnology company engaged in discovering and developing aptamer therapeutics to treat chronic and acute diseases. From 2006 to 2009 Mr. Bate was with NitroMed, Inc., most recently as President and Chief Executive Officer of the company. From 2002 to 2005 he was with Millennium Pharmaceuticals where he was chief financial officer and headed the firm’s commercial organization. Prior to Millennium, Mr. Bate co-founded JSB Partners, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996 he was with Biogen, Inc first as chief financial officer then as head of the commercial organization responsible for launching its multiple sclerosis business. Mr. Bate received his B.A. in Chemistry from Williams College and his M.B.A. from the Wharton School of the University of Pennsylvania. He is currently on the board of AVEO Pharmaceuticals and is Lead Director of Cubist Pharmaceuticals.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin;

Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine phosphate), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Other product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in clinical development for the treatment of MPS IVA and PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

BioMarin® , Naglazyme® and Kuvan® are registered trademarks of BioMarin Pharmaceutical Inc.

Firdapse™ is a trademark of BioMarin Huxley Ltd.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

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